Exhibit 99.1

PRESS RELEASE

12/31/13

Carlisle Completes Sale of Carlisle Transportation Products

CHARLOTTE, NORTH CAROLINA, December 31, 2013 - Carlisle Companies Incorporated (NYSE:CSL) announced today that it has completed the sale of Carlisle Transportation Products to American Industrial Partners of New York, NY, for cash at an enterprise value of $375 million.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com